LAWRENCE M. GRESS NAMED ACTING C.E.O. AT AMERICOM USA, INC.


      SAN LUIS OBISPO, Calif., October 27, 2000 - AmeriCom USA, Inc. today announced the appointment of Lawrence M. Gress, 54, to the position of Acting Chief Executive Officer of the Company. He will continue in his current position of Chief Financial Officer and has been appointed a member of the Board of Directors of the Company.

      Mr. Gress joined AmeriCom USA, Inc. as Chief Financial Officer in June 2000. Prior to coming to AmeriCom USA, he headed ClearPath Resources, a management consultancy company specializing in business startups and development stage companies. During the past year Mr. Gress has served on the Board of Directors of NTM Productions, Inc., a New York cable television programming startup.

      Thomas J. Hopfensperger, 49, previous Acting Chief Executive Officer, resigned from that position to devote full time and attention to his new responsibilities as President of DAI.Net, Inc. Advertising Sales Division. Mr. Hopfensperger remains on the Board of Directors of AmeriCom USA, Inc.

      The DAI network is a rapidly expanding rich media Internet advertising network of over 2,100 affiliated websites, with over 7,000,000 unique monthly visitors, as reported by the Company's TrueManagement(TM) system. The Network is powered by the Company's patented AdCast technology.

      The AdCast system is an integrated message delivery system that displays within a web browser non-scrollable messaging frames capable of providing a full spectrum of rich media content including streaming audio and video. The AdCast system can be used for a variety of purposes including:

o        Internet advertising;
o        B2B e-commerce;
o        Content delivery; and
o        Streaming media applications.

      AmeriCom believes that AdCast, when used with TrueManagement(TM), the Company's advertising campaign management system, constitutes a unique Internet solution which provides enhanced services to companies that advertise or conduct business via the Internet.

      (Forward-looking and cautionary statements: Except for the historical information and discussions contained herein, statements contained in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in regulatory filings by AmeriCom USA, Inc.).